EXHIBIT 10.5
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                                   ASSIGNMENT


Wisconsin Central International, Inc., a Delaware corporation ("WCI"), hereby assigns (to the extent assignable) to Rail World, Inc. ("Assignee"), at the request of Edward A. Burkhardt ("Burkhardt"), all of WCI's rights with respect to WCI's proposed participation in the privatization of the freight rail business in Estonia, including without limitation all rights under the Teaming Agreement dated as of April 29, 1999 ("Teaming Agreement") among WCI, Jarvis International Limited and OU Ganiger Invest and all agreements with Firstchase Mercantile Limited and Jarvis International Limited.

All expenses incurred, contractual payments accrued and payable, and obligations performable, by WCI or its affiliates through July 7, 1999 in connection with the Estonia privatization will be for the account of WCI. All expenses incurred, contractual payments accrued or payable, and obligations performable, by WCI, WCI's affiliates, Assignee or Burkhardt after July 7, 1999 in connection with the Estonia privatization will be for the account of Assignee, and Assignee or Burkhardt will reimburse WCI for any such expenses, payments or obligations that are paid or performed by WCI or its affiliates. Without limiting the generality of the foregoing allocation, any amounts payable under agreements between WCI or its affiliates and Firstchase Mercantile Limited or Jarvis International Limited that are attributable to the period after July 7, 1999 shall be for the account of Assignee, and Assignee or Burkhardt will reimburse WCI and its affiliates for any payments made under those agreement that are attributable to the period after July 7, 1999; obligations under any other agreements related to the Estonia privatization will be similarly allocated. In order to satisfy Burkhardt's reimbursement obligations under this paragraph, Burkhardt grants WCI and its affiliates a right of setoff against other amounts payable by them to Burkhardt.

Burkhardt agrees not to hold himself out as representing WCI or any of its affiliates in connection with the Estonia privatization and to conduct his activities in connection with the Estonia privatization in a name other than the name of WCI or any of its affiliates.

WCI will give notice under Section 8 of the Teaming Agreement that (i) it has elected not to continue pursuing the Business defined therein, (ii) it has assigned (to the extent assignable) its rights under the Teaming Agreement to Assignee at Burkhardt's request and (iii) it has no objection to participation by Burkhardt and Assignee in acquisition of the Business.


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This Assignment is made by WCI without any representation or warranty, including any representation or warranty as to assignability of WCI's interests or the requirement of third party consents.

This Assignment will be effective upon its signed acceptance by Assignee and Burkhardt.

Dated August 6, 1999

                                           Wisconsin Central International, Inc.


                                           By_____________________________


Agreed and accepted:
                                           Rail World, Inc.

______________________                     By______________________________
Edward A. Burkhardt                          Edward A. Burkhardt, President